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Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of GenCorp Inc. for the registration of $150,000,000 of its 5 3/4% Convertible Subordinated Notes due 2007 and to the incorporation by reference therein of our report dated February 28, 2002, with respect to the consolidated financial statements of GenCorp Inc. included in its Annual Report (Form 10-K) for the year ended November 30, 2001, filed with the Securities and Exchange Commission.

                      /s/  ERNST & YOUNG LLP

Sacramento, California
May 31, 2002

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Consent of Ernst & Young LLP, Independent Auditors